Exhibit 5.1

June 6, 2003

Photronics, Inc.

15 Secor Road

Brookfield, Connecticut 06804

Re:        Photronics, Inc. $150,000,000 2 1/4% Convertible Subordinated Notes due 2008

Ladies and Gentlemen:

We have acted as special Connecticut counsel to Photronics, Inc. (the “Company”) for the limited purpose of providing the opinions rendered herein in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, for the registration of $150,000,000 aggregate principal amount of the Company’s 2 1/4% Convertible Subordinated Notes due 2008 (the “Notes”). The Notes are convertible, according to their terms, into shares of common stock, par value $.01 per share, of the Company (the “Shares”) at the initial conversion rate of 62.9376 shares per $1,000 principal amount of the Notes, which Shares are issuable upon conversion of the Notes. The Notes and the Shares are being registered on behalf of the holders of the Notes.

In such capacity, we have examined originals or copies, certified or otherwise, identified to our satisfaction, of the Registration Statement and such other agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In examining such documents, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies and the authenticity of the originals of such latter documents. As to matters of fact material to this opinion that have not been independently established, we have, to the extent we deemed appropriate, relied upon certificates or comparable documents of officers and representatives of the Company.

Photronics, Inc.

June 6, 2003

Members of our firm are admitted to the bar in the State of Connecticut and we do not express any opinion as to the laws of any other jurisdiction and we do not express any opinion as to the effect of any other laws on the opinion stated herein.

Based upon the foregoing, and subject to the qualifications stated herein, we are of the opinion that (i) the execution and delivery by the Company of the Notes, and the performance by the Company, of its obligations thereunder, have been duly authorized by all requisite action of the Company, (ii) the Notes have been validly issued and (iii) the Shares, when issued upon conversion of the Notes, will have been duly authorized, and such Shares will be validly issued, fully paid and non-assessable.

This opinion is limited to the matters expressly stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. The opinions set forth herein are rendered only as of the date hereof and we assume no obligation to update or supplement any of such opinions to reflect facts or circumstances that may hereafter occur, including, without limitation, any change in applicable laws that may affect the issuance of the Shares.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to us under the caption “Legal Matters” in the prospectus contained in the Registration Statement.

This opinion is rendered solely for your benefit and may not be used or relied upon by any other person.

Very truly yours,

/s/    BRENNER, SALTZMAN AND WALLMAN LLP